Exhibit 99.1

Charter of the Lead Independent Director

If the Chairman of the Board and Chief Executive Officer are the same person, the Board of Directors will annually elect an independent director to serve in a lead capacity. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The Lead Independent Director coordinates the activities of the other non-management directors, and performs such other duties and responsibilities as the Board of Directors may determine.

The specific responsibilities of the Lead Independent Director are as follows:

Preside at Executive Sessions

-Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Call Meetings of Independent Directors

-Has the authority to call meetings of the independent directors.

Function as Liaison with the Chairman

-Serve as principal liaison on Board-wide issues between the independent directors and the Chairman.

-Approve appropriate provision of information to the Board such as board meeting agendas and schedules

-Approve the quality, quantity and timeliness of information sent to the Board as well as approving meeting agenda items.

-Facilitate the Board’s approval of the number and frequency of board meetings, and approve meetings schedules to assure there is sufficient time for discussion of all agenda items.

Authorize Retention of Advisors and Consultants

-Authorize the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues.

Shareholder Communication

-If requested by shareholders, ensures that he/she is available, when appropriate, for consultation and direct communication.